EXHIBIT 2.1

AGREEMENT OF SHARE EXCHANGE

THIS AGREEMENT OF SHARE EXCHANGE (this “Agreement”), is made and entered into as of March 22, 2017 by and between Standard Premium Finance Holdings Inc., a Florida corporation (“Holdings”), Standard Premium Finance Management Corporation, a Florida corporation (“SPFMC”) and the shareholders of SPFMC common stock who execute a counterpart of this Agreement (referred to collectively as the “Shareholders” and individually as a “Shareholder”) for the purpose of effecting a non-statutory share exchange to facilitate the formation of a holding company that will own all of the issued and outstanding shares of SPFMC.

W I T N E S S E T H:

WHEREAS, Holdings and SPFMC desire to effect a holding company structure for SPFMC by a share exchange whereby the outstanding shares of SPFMC common stock will be exchanged for shares of Holdings common stock such that, upon the effectuation of the share exchange, SPFMC will become a subsidiary of Holdings;

WHEREAS, the boards of directors of Holdings and SPFMC deem it advisable and in the best interests of the parties and their respective shareholders that the outstanding shares of SPFMC will be exchanged for shares of Holdings pursuant to this Agreement; and

WHEREAS, the boards of directors of Holdings and SPFMC by resolution have duly approved this Agreement of Share Exchange.

NOW, THEREFORE, in consideration of the mutual promises and conditions herein contained, SPFMC, Holdings and the Shareholders hereby mutually agree to exchange SPFMC common stock for Holding common stock on the terms and conditions and in the manner and on the basis hereinafter provided:

1. The Share Exchange. At the closing of the share exchange (the “Closing”) as determined in accordance with Section 7(a), each outstanding share of SPFMC common stock held by the Shareholders will be exchanged for 28.3 newly issued shares of Holdings common stock (the “Share Exchange”). No fractional shares of Holdings common stock will be issued for SPFMC Common Stock.  In lieu thereof, each Shareholder of SPFMC common Stock who would otherwise be entitled to a fraction of a share of Holdings common stock (after aggregating all fractional shares of Holdings common stock to be received by such Shareholder) shall be entitled to receive one whole share of Holdings common stock. Immediately after the Closing, Holdings shall own all outstanding shares of SPFMC common stock held by the Shareholders and may cause SPFMC to reissue to Holdings one or more stock certificate(s) representing the aggregate number of shares received by Holdings in the Share Exchange. After the Closing Holdings shall be the shareholder of the SPFMC common stock exchanged by the Shareholders pursuant to the Share Exchange and no SPFMC Shareholder shall have any rights arising out of or relating to such SPFMC common stock.

2. Surrender of Share Certificates. Each holder of a certificate representing shares of SPFMC common stock to be exchanged under this Agreement will be entitled, after the Closing and upon presentation and surrender to Holdings (or its agent) of such certificate, to receive in exchange therefor a certificate representing the number of shares of

Holdings common stock to which such holder is entitled under this Agreement or written confirmation of such issuance. Until so surrendered, each outstanding certificate that prior to the Closing represented shares of SPFMC common stock will be deemed for all purposes to evidence ownership of the applicable number of shares of duly issued and nonassessable Holdings common stock after the Closing.

3. Tax-Free Reorganization. SPFMC, Holdings and the Shareholders intend that the Share Exchange constitute a “reorganization” within the meaning of the Internal Revenue Code of 1986, as amended (“IRC”), section 368(a)(1)(B), and that this Agreement constitute a plan of reorganization thereunder. Neither SPFMC, Holdings nor any Shareholder shall take any position inconsistent with such intentions.

4. Conditions to Share Exchange Closing. The respective obligations of the parties hereunder to effect the Share Exchange shall be subject to the following conditions:

(a) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other law preventing or making illegal the consummation of the Share Exchange shall be in effect.

(b)  Regulatory Approval. SPFMC and Holdings have taken all actions and received all required licenses and approvals from the Florida Department of Insurance Regulation in connection with the Share Exchange.

(c) Approval of Required Parties. SPFMC and Holdings shall have received the approval of or waiver by any party whose approval or waiver is required pursuant to any contractual agreement with SPFMC or Holdings.

(d) Adoption by SFPMC Shareholders. The holders of at least 80% of the issued and outstanding shares of SFPMC shall have entered into this Agreement.

5. Closing, Amendment, Abandonment.

(a) The Closing (the “Closing”) of the Share Exchange shall be held at the offices of SPFMC, or such other place as shall be mutually agreed upon, on such date as shall be mutually agreed upon by the parties. In the event the Closing herein has not been completed by June 30, 2017 any party hereto may terminate this Agreement and in such event this Agreement shall be null and void.

(b) Amendment. At any time prior to the Closing, this Agreement may be amended by the parties.

(c) Abandonment. At any time prior to the Closing, the boards of directors of each of Holdings and SPFMC may, in their discretion, abandon the Share Exchange and in such event this Agreement shall be null and void.

6. Shareholders’ Representative. The Shareholders hereby irrevocably designate and appoint William J. Koppelmann as their agent and attorney in fact (“Shareholders’ Representative”) with full power and authority until the Closing, as such term is defined in Section 5(a) hereof, to execute, deliver and receive on their behalf all notices, requests, certificates and other communications under this Agreement; to fix and alter on their behalf the date, time and place of the Closing; to waive, amend or modify any provisions of this Agreement and to take such other action on their behalf in connection with the Agreement, the Closing and the transactions contemplated thereby as the Shareholders Representative deems appropriate; provided, however, that no such waiver, amendment or modification may be made if it would decrease the number of shares to be issued to the Shareholders as set forth in Section 1 of this Agreement.

7.  Securities Law Matters.

(a)  Share Ownership. Each Shareholder represents and warrants that its shares of SPFMC common stock are owned of record and beneficially by the Shareholder and such shares are not subject to any lien, encumbrance, pledge, right of first refusal, voting trust or voting agreement.  The Shareholder holds authority to exchange such shares pursuant to this Agreement and the person executing this Agreement on behalf of the Shareholder is duly authorized to bind and obligate Shareholder to the terms of this Agreement.

(b)  Investment Intent. Each Shareholder understands and acknowledges that the Holdings common stock is being offered in the Share Exchange without registration under the Securities Act of 1933, as amended (the “Securities Act”), in reliance upon the exemption from registration for nonpublic offerings.  The Holdings common stock being received are “restricted securities” as such term in defined in Rule 144 under the Securities Act.  Each Shareholder makes the following representations and warranties with the intent that the same may be relied upon in determining the suitability of the Shareholder as a purchaser of these securities:

(i) The shares of Holdings common stock are being acquired solely for the account of the Shareholder, for investment purposes only, and not with a view to, or for sale in connection with, any distribution thereof and with no present intention of distributing or reselling any part of the Holdings common stock.

(ii) The Shareholder agrees not to dispose of the Holdings common stock or any portion thereof unless and until counsel for Holdings shall have determined that the intended disposition is permissible under Rule 144 of the Securities Act or other exemption from applicable securities laws or pursuant to a registration under the Securities Act. Shareholder acknowledges that Holdings has no obligations to file a registration statement for such shares under the Securities Act.

(iii) Shareholder acknowledges that Holdings has made all documentation pertaining to the Share Exchange available to the Shareholder and to the Shareholder’s qualified representatives, if any, and has offered such person or persons an opportunity to discuss the offer with the officers of Holdings and SPFMC.

(iv) In the event of any underwritten public offering of Holdings’ shares, Shareholder will execute and comply with any market hold-off agreement required by the underwriters for a period not to exceed 180 days from the closing of any such public offering to the same extent that affiliates of Corporation agree to such market hold-off requirements.

(v) The Shareholder agrees that the certificates evidencing the Holdings common stock acquired pursuant to this Agreement will have a legend placed thereon referring to the restrictions on sale herein and such other legends as required by applicable law.

(c)  Consent to Share Exchange.  Shareholder’s execution of a counterpart of this Agreement represents Shareholder’s consent to the Share Exchange for purposes of the Florida Business Corporation Act.

8. Miscellaneous.

(a) Entire Agreement. This Agreement contains the entire agreement of the parties with respect to the transactions contemplated hereby.

(b) Headings. The article and section captions used herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

(c) Counterparts; Execution. This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one instrument. The exchange of copies of this Agreement or amendments thereto and of signature pages by facsimile transmission or by email transmission in portable document format, or similar format, shall constitute effective execution and delivery of such instrument(s) as to the parties and may be used in lieu of the original Agreement or amendment for all purposes. Signatures of any party transmitted by facsimile or by email transmission in portable document format, or similar format, shall be deemed to be original signatures for all purposes.

(d) Effect of Agreement. The terms and conditions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(e) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

(f) Further Assurances. Each party hereto shall do and perform or cause to be done and performed all further acts and shall execute and deliver all other agreements, certificates, instruments and documents as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

IN WITNESS WHEREOF, the parties have caused this Agreement of Share Exchange to be duly executed as of the date first above written.

STANDARD PREMIUM FINANCE MANAGEMENT CORPORATION

By: _________________________________

William J. Koppelmann, President

STANDARD PREMIUM FINANCE HOLDINGS, INC.

By: _________________________________

William J. Koppelmann, President

SHAREHOLDERS SIGNATURE PAGE:

____________________________________

    Signature of Shareholder

____________________________________

           Printed Name of Shareholder

____________________________________

           Social Security Number or

 Federal Employer Identification Number

Shares of SPFMC held by Shareholder:

Shares of Holdings to be received by

Shareholder:

____________________

____________________

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